Exhibit 99

For Immediate Release

Contact:

Matthew Shepherd

678-942-2683

mshepherd@netbank.com

NetBank, Inc. Reports $.20 EPS for First Quarter 2004

Dividend of $.02 per Share Declared
For Shareholders of Record on May 15, 2004

ATLANTA (April 28, 2004) — NetBank, Inc. (Nasdaq: NTBK), parent company of the country’s first commercially successful Internet bank, NetBank® (www.netbank.com), today reported earnings for the first quarter of 2004.

Net income totaled $9.4 million or $.20 per share for the first quarter, compared to $10.7 million or $.22 per share for the same period a year ago. Based on the company’s strong financial position, the board of directors declared a dividend of $.02 per share payable to shareholders of record on May 15, 2004. The dividend will be disbursed on June 15, 2004.

Additional highlights of the quarter include:

•                  Banking segment results comprised 30% of earnings

•                  A quarter-over-quarter increase in bank deposits of $106 million or 17% on an annualized basis

•                  Average earning assets at the bank of $4.2 billion, a $339 million increase from last quarter, fueled mostly by the retention of select company-originated loans and leases

•                  Total loan production of $3.3 billion, essentially flat from the previous quarter

•                  Total loan sales of $3.8 billion, a quarter-over-quarter decrease of $185 million

•                  An annualized balance sheet turn of 3.3 times

Management repurchased 672,100 shares of the company’s common stock during the quarter. The average price paid per share was $12.26. The board of directors has subsequently increased the buy back authorization by one million shares. Along with shares still available under previous authorizations, management currently has approval to repurchase approximately 1.3 million shares. Purchases may be made in the open market or through private transactions.

With this quarter’s earnings announcement, the company introduced a revised financial format to break out results within its transaction processing operations as a segment. The mortgage segment was renamed “Financial Intermediary” to better reflect the scope of activity envisioned within this segment. In addition to mortgages and mortgage-backed securities, the company plans to originate and deliver non-mortgage assets into the capital markets as part of this operation. Financial results related to the company’s mortgage servicing portfolio were moved into the banking segment since the company views its mortgage servicing rights (MSRs) as a strategic, long-term asset. The actual servicing operation was placed into the transaction processing segment since it services loans for third parties as well as intra-company businesses.

All segment tables within this release report results under the revised format to provide quarter-over-quarter comparisons. The company also updated the supplemental data that it posts to the Web site to conform to the new format.

Management Commentary

“This quarter’s results show the progress we’re making in diversifying the company’s revenue and only hint at the potential that lies ahead,” said Douglas K. Freeman, chairman and chief executive officer. “We continue to work toward a balanced business model with counter-cyclical levers and stable, annuity-like income sources. Our banking segment reported impressive results that allowed us to manage through the difficult environment that we faced in our conforming mortgage operation as volumes declined and pricing pressures increased.”

“The quarter shaped up fairly close to our expectations,” said Steven F. Herbert, chief finance executive. “Profitability in our financial intermediary operations came under significant pressure as rates moved higher early in the quarter and mortgage lock activity diminished. Secondary market margins were also affected by aggressive pricing behavior within the correspondent channel. Improving fundamentals within the banking segment and an abatement of impairment charges within the servicing portfolio partially mitigated those challenges.”

“We’ve shared publicly that our goal is to reach a point over the next few years where our earnings are comprised of equal contributions from our three primary operating segments – banking, financial intermediary and transaction processing,” Freeman concluded. “There is still a lot of work to be done, especially in executing our vision within our transaction processing operations. But, this quarter’s solid results and a more varied earnings contribution mix between the segments should further encourage our investors and associates. It clearly indicates that we’re gaining traction.”

Banking Segment

Table 1 below details results in the company’s banking segment. Pre-tax income, before gains on securities and net servicing results, grew to $3.5 million, an increase of $2.7 million or 330% from the previous quarter. This dramatic improvement resulted from two primary factors. Revenues rose by $1.6 million, driven mostly by growth of $339 million in the bank’s earnings assets. And, expenses fell by $1.0 million, representing a return to more normalized levels from last quarter’s high.

At the bottom line, segment results were affected by a $2.1 million loss, pre-tax, related to the company’s mortgage servicing asset and a $3.2 million gain, pre-tax, on the sale of certain securities in the bank’s investment portfolio. The sale was part of the company’s proactive asset-liability management strategy. The company holds only saleable assets on its balance sheet that management routinely analyzes from a best execution standpoint. Assets are sold at opportune times to mitigate inherent risks.

  Table 1

BANKING SEGMENT

($ in 000s, Unaudited)

	1st Quarter 2004	4th Quarter 2003	Change
Net interest income	$16,989	$17,438	$(449)
Provision for credit losses	1,829	2,726	(897)
Net interest income after provision	15,160	14,712	448
Fees, charges and other income	4,220	3,017	1,203
Total revenues	19,380	17,729	1,651
Total expenses	15,890	16,917	(1,027)
Pre-tax income before gains on securities, debt and net servicing results	3,490	812	2,678
Gain on securities and prepaid debt	3,169	74	3,095

Net servicing results	(2,107)	(9,469)	7,362
Pre-tax income (loss)	$4,552	$(8,583)	$13,135

Earning assets	$4,156,361	$3,817,129	$339,232
UPB underlying MSRs	$13,086,946	$12,417,092	$669,854

Efficiencies to Earning Assets
Net interest income after provision	1.45%	1.54%	(.09)%
Fees, charges and other income	0.41%	0.32%	0.09%
Banking revenues	1.86%	1.86%	0.00%
Total expenses	1.53%	1.77%	(0.24)%
Pre-tax income before net gains on securities, debt and net servicing results	0.33%	0.09%	0.24%

Net servicing results to UPB underlying MSRs	(0.06)%	(0.31)%	0.25%

Deposits totaled $2.6 billion, a quarter-over-quarter increase of $106 million or 17% on an annualized basis. Growth was centered in small business accounts and escrow funds for our mortgage servicing operations. Small business deposits grew by $6.6 million during the quarter or 100% on an annualized basis. The $47 million decrease in retail deposits was primarily in single-service or non-core CD account relationships. The bank continues to refine its fee schedule to attract and retain multi-product relationships that produce value for both the customer and the bank. Although overall retail deposits declined, average balances in core transactional accounts increased over the quarter. The average retail checking balance at quarter-end was $2,210, an increase of $147. The average retail money market balance totaled $15,858, up $81.

Updates on other key performance statistics include the following:

•                  The indirect auto lending operation generated $87 million in loans, an increase of $32 million or 59% from last quarter

•                  The commercial equipment leasing business had production of $39 million, a decrease of $5.2 million or 12%

•                  The core servicing portfolio grew to $13.1 billion, up $670 million or 5% from last quarter and up $5.3 billion or 68% from a year ago

There have been no material changes in our litigation over leases originated by Commercial Money Center, Inc. (CMC). Based on legal expenses and unrealized income, the CMC matter affected first quarter earnings by $1.3 million, pre-tax, or $.02 per share, after tax. Our case against the CMC sureties remains strong, and we are in the process of amending our complaint to pursue fraud and unfair trade claims that would entitle us to treble damages. The sureties are Illinois Union Insurance Company, an affiliate of ACE INA Group (NYSE: ACE); Safeco Insurance Company, an affiliate of Safeco (Nasdaq: SAFC); and Royal Indemnity Company, an affiliate of Royal and Sun Alliance Group (NYSE: RSA).

Financial Intermediary Segment

Table 2 below details results in the company’s financial intermediary segment. Pre-tax income totaled $11.9 million, compared to $27.2 million last quarter. The $15.3 million decline resulted from competitive pricing pressures on the conforming mortgage side of the business. It was partially offset by a $673,000 increase in pre-tax earnings on the non-conforming side. Total loan production was $3.3 billion, essentially flat on a quarter-over-quarter basis. Sales totaled $3.8 billion, a decrease of $185 million or 5%. The combined revenue margin equaled 129 bps, a decline of 42 bps. The expense margin dropped to 113 bps, an improvement of 10 bps. The pre-tax margin fell to 16 bps, reflecting the 32 basis-point differential between the moves in the revenue and expense margins.

  Table 2

FINANCIAL INTERMEDIARY SEGMENT

($ in 000s, Unaudited)

	1st Quarter 2004	4th Quarter 2003	Change
Pre-tax results
Net interest income	$14,105	$18,873	$(4,768)
Gain on sales of loans	32,299	47,299	(15,000)
Other income	1,711	1,034	677
Net MG Reinsurance results	507	510	(3)
Total revenues	48,622	67,716	(19,094)
Salary and employee benefits	22,446	26,190	(3,744)
Occupancy & depreciation expense	6,278	6,627	(349)
Other expenses	8,015	7,690	325
Total expenses	36,739	40,507	(3,768)
Pre-tax income	$11,883	$27,209	$(15,326)

Production	$3,258,766	$3,281,280	$(22,514)
Sales	$3,771,503	$3,956,187	$(184,684)

Efficiencies
Total revenues to sales	1.29%	1.71%	(0.42)%
Total expenses to production	1.13%	1.23%	(0.10)%
Pre-tax margin	0.16%	0.48%	(0.32)%

Transaction Processing Segment

Table 3 below details results in the company’s transaction processing segment. Pre-tax income totaled $172,000 on quarterly revenue growth of $1.4 million or 22%. The company’s ATM/merchant processing and mortgage servicing businesses contributed more than 100% of the segment’s profitability. ATM/merchant processing revenue was $1.9 million. A quarter-over-quarter comparison is not possible since this business began operation as a subsidiary in December 2003. The servicing business reported revenue of $5.5 million, an increase of $107,000 or 2%.

Table 3

TRANSACTION PROCESSING SEGMENT

($ in 000s, Unaudited)

	1st Quarter 2004	4th Quarter 2003	Change
Total revenue	$7,661	$6,297	$1,364
Total expenses	7,489	6,813	676
Pre-tax income (loss)	$172	$(516)	$688

Updates on other key performance statistics include the following:

•                  Our ATM/merchant processing business had 2,035 merchant processing relationships and operated a total of 5,481 ATMs

•                  Our ATM network has locations in all 50 states and ranks as the fourth largest bank-operated network in the country. At quarter end, the company had re-branded approximately 25% of the ATMs with the NetBank® brand

•                  There were a total of 4.2 million transactions processed over these ATMs during the quarter

•                  Our mortgage loan processing business had 603 customer relationships, an increase of 14%

Next Quarter Earnings Outlook

There are currently nine independent equity analysts publishing research on the company. Based on their independent reports, estimates for our second quarter earnings range from $.20 to $.24 per share with a consensus estimate of $.22 per share. Based on current market conditions, this range may be high. The pressure within the company’s conforming mortgage operation persists today. Management currently anticipates second quarter results to resemble first quarter performance.

Supplemental Financial Data

Management has updated the quarterly financial data available on its Web site. This data provides further detail on the performance of the company’s different business channels over the past five quarters. It is intended to supplement the information in this announcement and give interested parties a better understanding of the company’s operations and financial trends. The report has been revised to correlate with our new financial reporting format that shows results across our three primary operating segments — banking, financial intermediary and transaction processing.

Interested parties can find this quarterly supplement on the company’s Web site at www.netbank.com. Go to “About NetBank” and then “Investor Relations.” The material is accessible through the link titled “Financial Data.”

Within this same area, the company posts a monthly statistical report, which is intended to give individuals a means of tracking the company’s performance during a quarter. The monthly report is published directly to the Web site around the 15th of each month.

Conference Call Information

Management has scheduled a conference call to discuss the quarterly results with financial analysts, media and other interested parties. The call will be held today at 10 a.m. EDT.

Call Title:	NetBank, Inc. Earnings Announcement
Call Leader:	Douglas K. Freeman
Passcode:	NetBank
Toll-Free:	888-795-2173
International:	+1-773-756-4621
One-Week Replay:	1-888-433-2203

The company will audiocast the call on its Web site within the “Investor Relations” area. Individuals who cannot participate in the live call may e-mail their questions to mshepherd@netbank.com. Questions must be received before 8:30 a.m. EDT for inclusion in the discussion.

About NetBank, Inc.

NetBank, Inc. (Nasdaq: NTBK) operates with a revolutionary business model through a diverse group of complementary financial services businesses that leverage technology for more efficient and cost effective delivery of services. Its major subsidiaries include NetBank® (www.netbank.com), the country’s first commercially successful Internet bank; RBMG, Inc., a wholesale mortgage lender that generates residential mortgages through a nationwide network of independent brokers and correspondent lenders; Market Street Mortgage Corporation, a retail residential mortgage lender that conducts business in 39 states; Meritage Mortgage Corporation, a wholesale mortgage lender that originates non-conforming residential mortgages through a nationwide network of independent brokers; Republic Leasing Company, Inc., a wholesale originator and servicer of commercial business equipment leases; NetInsurance, Inc., an online insurance agency representing some of the nation’s leading insurance companies; and NetBank Payment Systems, Inc., a provider of ATM and merchant processing services to small institutions and non-bank retail businesses. NetBank is a Member FDIC. NetBank, RBMG®, Market Street Mortgage® and Meritage® are Equal Housing Lenders.

###

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Information in this press release about 1) the potential repurchase of up to 1.3 million shares of the company’s common stock; 2) an expansion of financial intermediary operations to include the origination and sale of non-mortgage assets; 3) creation of a more balanced business model; 4) income diversification to the point where earnings are comprised of equal contributions from the company’s three primary business segments; and 5) a favorable outcome to the CMC litigation are “forward-looking statements” involving risks and uncertainties that could cause actual results to differ materially. Potential risks include, but are not limited to: 1) capital constraints; 2) a change in strategy or unforeseen operational issues; 3 & 4) failure to attain objectives and goals due to economic or market pressures; and 5) an adverse ruling or significant change in the sureties’ current financial position. The company has no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties facing NetBank, Inc., see “Risk Factors” in the company’s SEC filings.

NetBank, Inc.

Consolidated Statements of Operations

For the Three Months Ended March 31,

(Unaudited and in 000’s except per share data)

	2004					2003
	Retail banking	Financial intermediary	Transaction processing	Other / eliminations	Consolidated NetBank, Inc.	Consolidated NetBank, Inc.

Interest income:
Loans and leases	$21,287	$25,782	$8	$962	$48,039	$38,261
Investment securities	3,966	—	—	—	3,966	6,609
Short-term investments	157	20	—	3	180	132
Inter-company	10,376	58	—	(10,434)	—	—
Total interest income	35,786	25,860	8	(9,469)	52,185	45,002

Interest expense:
Deposits	11,818	—	—	—	11,818	12,446
Other borrowed funds	6,908	1,545	24	141	8,618	9,053
Inter-company	153	10,194	—	(10,347)	—	—
Total interest expense	18,879	11,739	24	(10,206)	20,436	21,499
Net interest income	16,907	14,121	(16)	737	31,749	23,503
Provision for credit losses	1,829	18	—	—	1,847	868
Net interest income after provision for credit losses	15,078	14,103	(16)	737	29,902	22,635

Non-interest income:
Service charges and fees	12,946	765	3,321	—	17,032	11,326
Gain on sales of loans and MSRs	1,063	32,299	—	(1,048)	32,314	48,923
Other income	2,017	1,509	650	—	4,176	2,563
Gain on sales of investment securities	3,169	—	—	—	3,169	6,332
Intersegment servicing/processing fees	—	—	3,790	(3,790)	—	—
Total non-interest income	19,195	34,573	7,761	(4,838)	56,691	69,144

Non-interest expense:
Salaries and benefits	4,887	22,446	2,910	684	30,927	29,810
Customer service	2,885	—	28	—	2,913	2,771
Marketing costs	1,025	1,037	94	103	2,259	2,074
Data processing	2,912	1,069	510	—	4,491	4,150
Depreciation and amortization	1,495	2,523	670	95	4,783	3,536
Impairment and amortization of MSRs	10,216	30	—	—	10,246	9,801
Office expenses	386	1,552	721	21	2,680	2,723
Occupancy	497	4,213	399	25	5,134	4,313
Travel and entertainment	119	862	123	72	1,176	852
Professional fees	673	967	812	458	2,910	2,887
Other	2,246	684	1,306	(194)	4,042	5,915
Fees for the early extinguishment of debt	—	—	—	—	—	5,976
Intersegment servicing/processing fees	2,380	1,410	—	(3,790)	—
Total non-interest expense	29,721	36,793	7,573	(2,526)	71,561	74,808
Income (loss) before income taxes	4,552	11,883	172	(1,575)	15,032	16,971
Income tax (expense) benefit	(1,707)	(4,457)	(65)	591	(5,638)	(6,269)
Net income (loss)	$2,845	$7,426	$107	$(984)	$9,394	$10,702

Net income per common and potential common shares outstanding:
Basic	$0.20	$0.22
Diluted	$0.20	$0.22

Weighted average common and potential common shares outstanding:
Basic	47,250	48,324
Diluted	47,968	48,762

NetBank, Inc.

Condensed Consolidated Balance Sheets

As of March 31,

(Unaudited and in 000’s except per share data)

	March 31, 2004	December 31, 2003	March 31, 2003
Assets
Cash and cash equivalents:
Cash and due from banks	$160,919	$24,211	$75,537
Federal funds sold	27,664	9,416	40,531
Total cash and cash equivalents	188,583	33,627	116,068
Investment securities available for sale-at fair value	301,960	454,348	565,678
Stock of Federal Home Loan Bank of Atlanta-at cost	56,711	54,491	33,500
Loans held for sale	1,374,553	1,951,113	1,672,027
Loans and leases receivable-net of allowance for losses	2,038,582	1,756,960	1,019,393
Mortgage servicing rights	156,624	165,214	105,761
Accrued interest receivable	10,767	14,713	11,470
Furniture, equipment, and capitalized software	53,315	53,902	49,526
Goodwill and other intangibles	65,330	62,441	44,257
Due from servicers and investors	32,125	33,187	54,205
Receivables from unsettled trades	13,740	90,000	—
Other assets	79,662	64,809	66,094
Total assets	$4,371,952	$4,734,805	$3,737,979

Liabilities
Deposits	$2,644,171	$2,539,427	$2,279,313
Other borrowed funds	1,071,648	1,421,022	838,633
Convertible subordinated debt	—	—	26,169
Subordinated debt	11,857	11,857	4,382
Accrued interest payable	9,404	9,098	11,187
Loans in process	53,880	30,756	70,709
Unsettled trades	—	131,707	—
Representations and warranties	18,465	17,905	4,389
Accounts payable and accrued liabilities	128,940	142,683	96,972
Total liabilities	3,938,365	4,304,455	3,331,754

Commitments and contingencies

Shareholders’ equity
Preferred stock, no par (10,000,000 shares authorized, none outstanding)	—	—	—
Common stock, $.01 par	528	528	527
Additional paid-in capital	431,920	432,035	431,057
Retained earnings (deficit)	52,555	44,102	7,161
Accumulated other comprehensive income, net of tax	4,992	2,742	8,859
Treasury stock, at cost	(56,056)	(48,674)	(41,379)
Unearned compensation	(352)	(383)	—
Total shareholders’ equity	433,587	430,350	406,225

Total liabilities and shareholders’ equity	$4,371,952	$4,734,805	$3,737,979

NetBank, Inc. Consolidated

Selected Financial and Operating Data

(Unaudited and in 000’s except per share data)

	March 31, 2004	Quarter Ended December 31, 2003	March 31, 2003
Consolidated:

Net income (loss)	$9,394	$10,010	$10,702
Total assets	$4,371,952	$4,734,805	$3,737,979
Total equity	$433,587	$430,350	$406,225
Return on average equity	8.70%	9.34%	10.60%
Return on average assets	0.84%	0.89%	1.18%
Book value per share	$9.23	$9.04	$8.46
Tangible book value per share	$7.84	$7.73	$7.54

NetBank, FSB:

Deposits	$2,644,608	$2,539,670	$2,284,298
Customers	165,177	165,762	162,358

Estimated Capital Ratios:
Tier 1 (core) capital ratio	6.68%	6.42%	7.13%
Tangible equity ratio	6.68%	6.42%	7.13%
Tier 1 risk-based capital ratio	10.86%	10.45%	11.44%
Total risk-based capital ratio	12.26%	11.79%	12.93%

Asset quality numbers:
CMC Lease portfolio	$77,835	$78,583	$83,769
Non-performing loans - HFI	3,583	4,233	2,890
Non-performing loans - HFS (1)	21,680	25,843	16,797
Non-performing loans - Total	103,098	108,659	103,456
Other real estate owned (2)	3,839	3,300	2,300
Total non-performing assets	$106,937	$111,959	$105,756

Allowance for credit losses (ALLL)	$44,591	$43,689	$41,792
Net (charge-offs) and recoveries	$(945)	$(1,523)	$(1,487)

Asset quality ratios:
Non-performing assets / average assets	2.38%	2.49%	2.91%
ALLL / total non-performing assets	41.70%	39.02%	39.52%
ALLL / loan and lease receivables	2.14%	2.43%	3.94%
Net charge-offs / total assets (annualized)	0.09%	0.13%	0.16%

Mortgage Banking:

Production Activity:
Retail	$563,165	$574,713	$674,649
Correspondent	1,271,034	1,165,606	1,867,755
Wholesale	847,762	759,643	1,175,851
RMS	48,877	118,664	181,268
Total agency-eligible	2,730,838	2,618,626	3,899,523
Non-conforming	527,928	662,654	457,900
Total	$3,258,766	$3,281,280	$4,357,423

Sales Activity:
Third party sales	$3,478,133	$3,796,146	$3,931,447
Sales to the retail bank	293,370	160,041	214,069
Total sales	$3,771,503	$3,956,187	$4,145,516

Pipeline:
Locked mortgage loan pipeline	$1,678,698	$966,943	$2,164,246
Mortgage application pipeline	4,067,125	3,159,307	2,550,331
Total Pipeline	$5,745,823	$4,126,250	$4,714,577

UPB of loans serviced:	$17,581,242	$17,025,487	$12,021,437

(1)          Held for sale assets are carried at the  lower of cost or market (LOCOM).  LOCOM adjustments, under GAAP, are direct reductions of the assets’ carrying value and are not considered allowances.

(2)          Other real estate owned is carried at net realizable value.